Exhibit 99.1

ACME UNITED CORPORATION			NEWS RELEASE
CONTACT:	Paul G. Driscoll	Acme United Corporation	55 Walls Drive	Fairfield, CT 06824
		Phone: (203) 254-6060	FAX: (203) 254-6521

FOR IMMEDIATE RELEASE February 23, 2017

ACME UNITED REPORTS 14% SALES INCREASE AND 25% EPS INCREASE FOR
FOURTH QUARTER

Provides Financial Guidance for 2017

FAIRFIELD, CONN. – February 23, 2017 – Acme United Corporation (NYSE MKT:ACU) today announced that net sales for the fourth quarter ended December 31, 2016 were $26.4 million compared to $23.1 million in the same period of 2015, an increase of 14%. Net sales for the year ended December 31, 2016 were $124.6 million, compared to $109.8 million in 2015, an increase of 13%.

For the quarter ended December 31, 2016, net income was $551,000, or $0.15 per diluted share, compared to $440,000, or $0.12 per diluted share, for the comparable period of 2015, both increases of 25%. Net income for the year ended December 31, 2016 was $5.9 million, or $1.64 per diluted share, compared to $4.8 million, or $1.30 per diluted share, for the prior year, an increase of 22% in net income and 26% in earnings per share.

Chairman and CEO Walter C. Johnsen said, “Our team delivered strong results in 2016, and I am very proud of all of their efforts. In particular, we achieved strong growth in Wescott cutting tools. The Company generated strength in revenues in the First Aid business with improved margins. We increased market shares for both our Cuda fishing tools and Camillus hunting knives. The DMT sharpening business which we acquired in February 2016 exceeded our expectations, while our Canadian and European businesses delivered strong performances.”

Mr. Johnsen added, “We are entering 2017 with confidence. Our core businesses are doing well and growing. We acquired Spill Magic this month, which provides world-class fluid absorbent solutions for safety, and look forward to building its sales and earnings. For 2017, we are providing guidance of approximately $137 million in sales and net income of $6.7 million.”

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In the Company’s U.S. segment, net sales for the quarter ended December 31, 2016 increased 13% compared to the same period in 2015 due to strong sales of Camillus knives, Cuda fishing tools, and first aid kits. Revenues from our acquisition of DMT contributed $1.7 million in the fourth quarter and $5.5 million since its acquisition in February 2016 through year-end. Net sales for the year ended December 31, 2016 grew 15% over the comparable period in 2015 due to strong sales of Westcott school and office products, Camillus knives, Cuda fishing tools and first aid products.

Net sales in Canada for the quarter ended December 31, 2016 increased 12% in both U.S. dollars and local currency compared to the same period in 2015. Net sales in Canada for the year ended December 31, 2016 were constant in U.S. dollars but increased 4% in local currency.

European net sales for the quarter ended December 31, 2016 increased 25% in both U.S. dollars and local currency compared to the same period in 2015. Net sales for the year ended December 31, 2016 increased 9% in both U.S. dollars and local currency. The sales increases in Europe for both periods was due to market share gains in the office products channel.

Gross margin was 37.2% in the fourth quarter of 2016 versus 35.8% in the comparable period last year. The higher gross margin was primarily due to a favorable product mix. Gross margin was 36.6% for the year ended December 31, 2016 compared to 36% in 2015.

The Company’s bank debt less cash and cash equivalents on December 31, 2016 was $27.0 million compared to $23.5 million on December 31, 2015. During the year, the Company paid approximately $7.0 million for the acquisition of the assets of DMT, spent $0.9 million on stock repurchases and paid $1.3 million in dividends on its common stock. The Company also generated $7.8 million in free cash flow.

Acme United will hold a conference call to discuss its quarterly and year-end results, which will be broadcast over the Internet on Thursday, February 23, 2017, at 12:00 p.m. EST. To listen or participate in a question and answer session, dial 877-888-4312. International callers may dial 785-424-1876. Access to the live webcast of the conference call can be found in the Investor Relations section of the Company’s website, www.acmeunited.com. A replay may be accessed under Investor Relations, Audio Archives. Access also by logging on to www.streetevents.com.

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ACME UNITED CORPORATION is a leading worldwide supplier of innovative cutting, measuring and safety products to the school, home, office, hardware, sporting goods and industrial markets. Its leading brands include Westcott®, Clauss®, Camillus®, Cuda®, PhysiciansCare®, First Aid Only®, Pac-Kit® and DMT®. For more information, visit www.acmeunited.com.

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the following: (i) changes in the Company’s plans, strategies, objectives, expectations and intentions, which may be made at any time at the discretion of the Company; (ii) the impact of uncertainties in global economic conditions, including the impact on the Company’s suppliers and customers; (iii) changes in client needs and consumer spending habits; (iv) the impact of competition and technological changes on the Company; (v) the Company’s ability to manage its growth effectively, including its ability to successfully integrate any business it might acquire; (vi) currency fluctuations; and (vii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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ACME UNITED CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

YEAR END REPORT 2016

(Unaudited)

	Quarter Ended	Quarter Ended
Amounts in $000's except per share data	December 31, 2016	December 31, 2015

Net sales	$26,376	$23,118
Cost of goods sold	16,564	14,852
Gross profit	9,812	8,266
Selling, general, and administrative expenses	9,105	7,611
Income from operations	707	655
Interest expense	(233)	(154)
Interest income	6	7
Net interest expense	(227)	(147)
Other expense, net	(38)	(18)
Total other expense, net	(265)	(165)
Pre-tax income	442	490
Income tax (benefit) expense	(109)	50
Net income	$551	$440

Shares outstanding - Basic	3,325	3,354
Shares outstanding - Diluted	3,668	3,696

Earnings per share basic	$0.17	$0.13
Earnings per share diluted	0.15	0.12

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ACME UNITED CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

YEAR END REPORT 2016 (cont.)

(Unaudited)

	Year Ended	Year Ended
Amounts in $000's except per share data	December 31, 2016	December 31, 2015

Net sales	$124,574	$109,812
Cost of goods sold	79,019	70,251
Gross profit	45,555	39,561
Selling, general, and administrative expenses	37,113	32,214
Income from operations	8,442	7,347
Interest expense	(869)	(570)
Interest income	0	5
Net interest expense	(869)	(565)
Other expense, net	(76)	(168)
Total other expense, net	(945)	(733)
Pre-tax income	7,497	6,614
Income tax expense	1,646	1,820
Net income	$5,851	$4,794

Shares outstanding - Basic	3,328	3,335
Shares outstanding - Diluted	3,578	3,687

Earnings per share basic	$1.76	$1.44
Earnings per share diluted	1.64	1.30

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ACME UNITED CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

YEAR END REPORT 2016

(Unaudited)

Amounts in $000's	December 31, 2016	December 31, 2015

Assets:
Current assets:
Cash	$5,911	$2,426
Accounts receivable, net	20,021	19,565
Inventories	37,238	35,508
Prepaid and other current assets	2,294	2,135
Total current assets	65,464	59,634

Property and equipment, net	7,973	7,401
Intangible assets, less amortization	13,988	11,951
Goodwill	3,948	1,406
Other assets	694	1,029
Total assets	$92,067	$81,421

Liabilities and stockholders' equity:
Current liabilities
Accounts payable	$7,339	$6,664
Other current liabilities	5,481	5,273
Total current liabilities	12,820	11,937
Non-current liabilities
Long term debt	32,936	25,913
Other non current liabilities	190	388
Total liabilities	45,946	38,238
Total stockholders' equity	46,121	43,184
Total liabilities and stockholders' equity	$92,067	$81,421

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